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MATTHEWS INTERNATIONAL CORPORATION

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On February 7, 2025, Matthews International Corporation held a teleconference to discuss its financial results for the fiscal quarter ended December 31, 2024. The script for the teleconference is below:

Conference Call

February 7, 2025

Good morning. I’m Steve Nicola, Chief Financial Officer of Matthews, and with me today is Joe Bartolacci, our Company’s President and Chief Executive Officer.

Before we start, I would like to remind you that our earnings release was posted on the Company’s website, www.matw.com, in the Investors section last night. The presentation for our call can also be accessed in the Investors section of the website under presentations.

Any forward-looking statements in connection with this discussion are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause the Company’s results to differ from those discussed today are set forth in the Company’s Annual Report on Form 10-K, and other public filings with the SEC. In addition, we will be discussing non-GAAP financial metrics and encourage you to read our disclosures and reconciliation tables carefully as you consider these metrics. In connection with any forward-looking statements and non-GAAP financial information, please read the disclaimer included in today’s presentation materials located on our website.

Now, I will turn the call over to Joe.

Thank you, Steve. Good morning.

To start our discussion today, I want to provide some color around an important development related to the company’s energy business from earlier this week.

On Wednesday, an arbitrator in a proceeding that we initiated against tesla over one year ago issued a ruling in which the arbitrator acknowledged our company’s long history, extensive research and development and growing patent portfolio in advanced dry battery electrode technology and confirmed our right to continue marketing, offering and selling that technology to others.

This ruling effectively clarifies our rights in this groundbreaking technology and re-establishes what we have been saying for years – we have valuable solutions, founded on extensive know-how and intellectual property, to support the advancement of dry battery electrode technology and we have the right to sell it to others.

After exhausting amicable efforts to negotiate a resolution with Tesla, Matthews was forced to file for a declaratory judgment in a binding arbitration seeking clarification of Matthews’ rights to continue selling our innovative DBE solutions to others.

Tesla ignored the contractual obligation to arbitrate confidentially and, instead, initiated litigation in federal court long after we filed for arbitration, vaguely alleging Matthews had stolen tesla trade secrets.

Tesla’s retaliatory lawsuit, coupled with numerous other threats and actions, has impaired our ability to work with others in the provision of DBE solutions and, as a result, harmed our business.

During the past 18 months we dutifully adhered to the terms of the parties’ arbitration agreement, which necessarily prevented us from fully disclosing what was transpiring behind the scenes. But given Tesla’s public filing of the trade secret suit and our requirements under federal securities laws, we are required to share this news with our shareholders and customers.

As I have said numerous times, we have been working in the battery space for over a decade and have independently developed significant intellectual property, including a recently issued foundational patent in the USA, that further confirms our development of this ground-breaking technology and our rights to continue developing and selling it.

Pursuant to the arbitrator’s ruling, we now intend to resume vigorously promoting our DBE solutions.

Given the ongoing confidentiality considerations, I remain limited in what can be discussed.

Moving on to other exciting news, I’ll now share some details on our recent announcement of the sale of SGK brand solutions.

On January 8th, we announced the sale of SGK to a newly formed entity created with SGS & Co., which will combine the two businesses. We believe that the deal creates a world class provider of brand solutions which should be a highly attractive asset once integration is completed. The transaction will create an entity which begins with almost $100MM of EBITDA but is expected to generate $50MM of synergies over the next 24-30 months. In addition to the synergies created within the combined entities, the transaction substantially improves Matthews operating structure and advances our business strategy for the following reasons.

One, the deal significantly simplifies our operating and corporate structure thereby allowing us to focus on higher growth and higher margin businesses. We expect that post-training services which we will provide for the new entity, our corporate function can be simplified and reduced by up to $15MM.

Two, the transaction as structured enables us to realize significant value for the SGK brand solutions segment at an attractive multiple for an asset that was generally considered as dilutive by the market to the overall valuation of Matthews. We received a multiple of 10x for our 60% of SGK that was transferred to the new entity. Significantly higher than anyone in the market had anticipated and about equal to the estimated value of all of SGK.

Three, proceeds from the transaction will be immediately applied to debt reduction pursuant to our stated objectives. As a result, our net leverage will improve from 3.6x pre-transaction to less than 3x post-transaction which will decline further when we refinance the new entity and cash out our $50MM preferred instrument.

Four, we retained significant upside in the new entity which we believe upon an exit, will be a much stronger business than it is now. We also retained several key SGK related assets, our German roto-gravure business and a critical software investment valued at over $20MM. We expect to exit these investments in the near future as we see the appropriate opportunity.

We can provide additional details of the deal during Q&A. But let me first provide you with some background behind our discussions with SGS as it’s important for you to understand how committed we have been to the idea of optimizing the full value of our asset portfolio.

We had been working on a deal with SGS and its various owners since 2019. Those discussions included various private equity firms that owned SGS during that last 5 years and other entities, including a minority business entity or MBE.

We were close to an agreement on a deal in 2020 with the pe firm that owned SGS at that time but the covid pandemic, and the market pressures that it created brought a restructuring of the SGS ownership. As the world slowly began to recover, we again initiated discussions with SGS and the new pe owner in 2021. But then the Ukraine crisis emerged in early 2022 resulting in a significant hit to commercial productivity in Europe for both businesses and resulted in yet another restructuring of the ownership of SGS.

In 2023, we initiated sale discussions with an MBE outlining a structure where Matthews would retain a portion of a new entity to be created through the acquisition and the MBE would be the majority owner allowing it to use its minority designation to generate business from consumer goods companies from which we would benefit from as a minority owner. However, the MBE chose another acquisition alternative.

We then reengaged with the current owners of SGS in early 2024 which led us to the current deal structure.

This was a complex transaction that required significant time to evaluate, negotiate, execute and announce. It is also a highly accretive transaction that has preserved the true value of SGK.

Why is the multiple that we achieved so attractive? Because even though Matthews is a minority owner in the deal, SGS is integrating onto SGK’s platform – a platform in which we have invested; a platform that has generated over $1 billion in adjusted EBITDA since its acquisition in 2014; and a platform that played a significant role in returning capital to our shareholders during that time period. Though we will not be running the new entity, the investments we made in SGK drove this deal and will ultimately result in significant value creation for our shareholders. In fact, one analyst note on the deal stated that we could generate total consideration of close to $700 to $750 million which would be almost equal to our market cap prior to the announcement date of the deal.

We are awaiting approval from the federal trade commission and expect the deal to close in the first half of this calendar year.

As we work towards closing this deal, it’s useful to look back on what has been created through our commitment to optimizing the value of our portfolio. Over the last ten years, and despite the challenges posed by a global pandemic, geopolitical events, and regulatory changes, our consolidated sales have grown by 62%. During that time, our memorialization business has evolved into an industry leader, our energy business has unlocked significant opportunities to create value that has not been fully appreciated by the market, and our warehouse automation and product identification businesses have found promising opportunities in innovative segments. We will continue to focus on driving growth at these emerging businesses which will ultimately force us to evaluate the portfolio at an opportune time.

Finally, turning to our upcoming annual shareholders meeting and the contested proxy, I ask you to realize that actions speak louder than words. In the last 30 days, this management team, together with the full support of the Board of Directors have disclosed 2 significant events that have been in the works for several years, but due to confidentiality requirements, we have been unable to disclose. Both transactions required patience and a clear understanding by the board of directors of the value creation opportunity to be achieved upon success.

In the SGK transaction, we will realize hundreds of millions of dollars more than the market and Barrington expected thanks to the patience of the board of directors. In the tesla arbitration, the management and the board of directors had the will to initiate an action against one of the largest companies in the world to protect our rights to our highly valuable and proprietary DBE technology.

Both situations demonstrate the importance of having knowledgeable directors who understand the value and complexity of our diverse businesses, and how true long term value can be created and protected when long term strategic plans are thoughtfully and patiently developed. This value proposition is in stark contrast to the position of our activist investor, Barington Capital, whose prospective is short-term and who, remarkably, still knows very little about our businesses.

Indeed, our long-term shareholders stand to benefit from the knowledge embedded with our directors, especially as we continue our evaluation of strategic alternatives now after the developments form earlier this week. I ask you to vote for our current slate of directors especially given recent announcements.

Lastly, with respect to our outlook for the year, we are maintaining our guidance for adjusted EBITDA in the range of $205MM to $215MM; this of course is dependent on the timing of the closing of the SGK transaction.

Now I’ll turn it over to Steve to talk about the results for the quarter.

Thank you, Joe. For the financial review, let’s begin with Slide 7.

For the fiscal 2025 first quarter, the Company reported a net loss of $3.5 million, or 11 cents per share, compared to a net loss of $2.3 million, or 7 cents per share a year ago.

On a non-GAAP adjusted basis, net income attributable to the Company for the current quarter was $4.3 million, or 14 cents per share, compared to $11.3 million, or 37 cents per share last year. The decline primarily reflected the impacts of lower adjusted EBITDA, which I will discuss in a few minutes, and higher interest expense for the current quarter.

Consolidated sales for the fiscal 2025 first quarter were $401.8 million, compared to $450 million a year ago. The decline primarily reflected lower sales for the Industrial Technologies segment, mainly reflecting lower engineering sales. Additionally, sales for the Memorialization segment declined for the current quarter compared to a year ago, primarily due to lower unit volumes. Estimated U.S. casketed deaths declined from the same quarter a year ago. Sales for the SGK Brand Solutions segment were modestly higher than the first quarter last year, which is continuing to benefit from more stable market conditions.

Consolidated adjusted EBITDA for the fiscal 2025 first quarter was $40 million, compared to $45.5 million a year ago. The decrease primarily reflected a decline in the Industrial Technologies segment.

Adjusted EBITDA for the Memorialization and SGK Brand Solutions segments remained relatively steady compared to last year. In addition, corporate and other non-operating costs were lower than a year ago, partly reflecting the Company’s ongoing cost reduction efforts.

Please see the reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share provided in our earnings release.

(Pause)

Please move to Slide 8 to review our segment results.

Sales for the Memorialization segment for the fiscal 2025 first quarter were $190.5 million, compared to $208.1 million for the same quarter a year ago. The decrease primarily reflected lower granite memorial sales and a decline in casket unit volumes. Granite sales were higher last year as, in addition to regular volume, the business was working down backlogs which had built-up during the pandemic. The unit volume declines for caskets primarily reflected lower U.S. casketed deaths.

Bronze memorial sales were also lower for the quarter. In addition, Memorialization sales for the current quarter were unfavorably impacted by the disposal of the Company’s unprofitable European cremation and incineration equipment operations. These decreases were partially offset by higher price realization and incremental sales from the acquisition of a casket distributor in January 2024.

Memorialization segment adjusted EBITDA for the current quarter was $36.6 million, which was relatively unchanged from $36.7 million a year ago. The unfavorable impact of the decline in sales was partially offset by the elimination of losses in the European cremation and incineration equipment operations as a result of the disposal of the business. In addition, benefits from cost-savings initiatives and improved pricing also contributed to the current quarter, which were partially offset by higher U.S. healthcare costs.

Please move to Slide 9.

Sales for the Industrial Technologies segment for the fiscal 2025 first quarter were $80.5 million, compared to $111.4 million a year ago. The engineering business reported significantly lower sales for the current quarter compared to a year ago, primarily reflecting the slowdown in the Tesla project and the impact of the litigation on work with other customers. Sales for the warehouse automation were also lower for the quarter. In addition, sales for the current quarter were unfavorably impacted by the closure of the unprofitable European automotive business that was acquired in connection with the Olbrich transaction a few years ago. The product identification business reported modestly higher sales compared to last year.

Adjusted EBITDA for the Industrial Technologies segment for the current quarter was $1.8 million, compared to $9.6 million a year ago. The decrease primarily reflected the impact of lower sales for the engineering business. The adjusted EBITDA decline also reflected the impact of lower warehouse automation sales. The declines were partially offset by higher sales and adjusted EBITDA for the product identification business, lower bad debt and bonus expenses, and benefits from recent cost reduction actions in Germany.

Please move to Slide 10.

The SGK Brand Solutions segment reported sales of $130.8 million for the quarter ended December 31, 2024, compared to $130.5 million a year ago, representing an increase of $282,000. The increase primarily reflected improved pricing to mitigate the impacts of inflationary cost increases and higher sales for our private label business, our European cylinder business, and in the Asia-Pacific brand market. These increases were partially offset by a decline in brand experience sales and lower sales in the segment’s European brand markets. Currency rate changes had an unfavorable impact of $700,000 on current quarter sales compared to a year ago.

Adjusted EBITDA for the SGK Brand Solutions segment was $12.3 million for the current quarter, compared to $12.9 million a year ago. The decrease primarily reflected higher wages and benefits for the current quarter, including increased U.S. healthcare costs. These increases were substantially mitigated by the benefits of improved pricing to mitigate inflationary cost increases and the segment’s recent cost reduction actions.

Please move to Slide 11.

Cash flow utilized in operating activities for the fiscal 2025 first quarter was $25 million, compared to $27.3 million a year ago. Our first fiscal quarter is typically our slowest, generally reflecting a net operating cash outflow, due primarily to seasonally lower earnings and the payment of year-end accruals, taxes, and insurance and other annual payment items. The current quarter also reflected payments in connection with litigation costs and upfront costs related to our cost reduction actions, which were partially offset by proceeds from asset sales.

Outstanding debt was $809 million at December 31, 2024, compared to $776 million at the end of September, representing an increase of $32.7 million during the fiscal 2025 first quarter. The Company’s net debt (which represents outstanding debt less cash) was $776 million at the end of the current quarter. At December 31, 2024, the Company’s net debt leverage ratio was 3.88, which is based on net debt and trailing 12 months adjusted EBITDA. Again, the Company’s first fiscal quarter is generally the slowest cash flow quarter and, similar to prior years, we expect cash flow and our net leverage ratio to improve over the remainder of the fiscal year. In addition, the $250 million cash proceeds from the SGK transaction, which is expected to close mid-2025, will be substantially applied to debt reduction upon receipt.

For the fiscal 2025 first quarter, the Company purchased approximately 171,000 shares under its stock repurchase program. These purchases were solely related to withholding taxes on equity compensation vesting. We remain primarily focused on debt reduction. There were approximately 31 million shares outstanding at December 31, 2024.

As we disclosed last quarter, we recently initiated cost reduction programs that span several of our business units and corporate functions. These programs are expected to result in annual consolidated savings up to $50 million and, to date, we are on track to achieve and potentially exceed this target. The most significant portions of the estimated savings will be from our engineering and tooling operations in Europe and our general and administrative costs.

Finally, the Board declared last week a quarterly dividend of 25 cents per share on the Company’s common stock. The dividend is payable February 24, 2025, to stockholders of record February 10, 2025.

This concludes the financial review, and we will now open the call for any questions.